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                  [LETTERHEAD OF EDWARD ISAACS & COMPANY LLP]

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Registration Statement of our reports dated February 5, 1997, January 28, 1997, March 30, 1996, and December 1, 1995 (relating to the financial statements of Aramex International Courier, Ltd., Aramex International Courier of Virginia, Inc., Aramex International Courier Ltd. and Subsidiary, Aramex International Courier of N.J., Inc., and Aramex International Courier-Texas, Ltd., respectively, not presented separately herein) and to all references to our firm included in or made a part of the Registration Statement on Form F-1 and related prospectus of Aramex International Limited.

                                          /s/ Edward Isaacs & Company LLP

New York, New York
April 7, 1998